First Amendment to

SECURITIES PURCHASE AGREEMENT

This First Amendment to Securities Purchase Agreement (this “First Amendment”) is dated as of December 21, 2012, by and between NanoViricides, Inc., a Nevada corporation (the “Company”), and Seaside 88, LP, a Florida limited partnership (such investor, including its successors and assigns, “Seaside”).

WHEREAS, the parties entered into that certain Securities Purchase Agreement dated as of June 26, 2012 (the “Agreement”; capitalized terms used herein without definition shall have the meanings assigned to such terms in the Agreement), which Agreement provided for the sale by the Company to Seaside, and the purchase by Seaside from the Company, of up to 5,000 shares of Series C Stock of the Company on certain Closing Dates as set forth in the Agreement; and

WHEREAS, the parties now desire to amend the Agreement to modify the timing of the Subsequent Closing pursuant to the Agreement, as more specifically set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and Seaside agree as follows:

1. The following definition as set forth in Section 1.1 of the Agreement shall be amended hereby by deleting such definition in its entirety and substituting therefor the following:

“Subsequent Closing Date” means the day mutually selected by the Company and the Purchaser subsequent to the final Conversion Date on which the last of the Shares issued and sold in the Initial Closing have been converted into Common Stock (or, if any such day is not a Trading Day, then the first day thereafter that is a Trading Day), or such later date when all conditions precedent to (i) the Purchaser’s obligations to purchase the second tranche of 2,500 Shares and (ii) the Seller’s obligations to deliver such 2,500 Shares at the Subsequent Closing have been satisfied or waived, unless this Agreement is earlier terminated pursuant to the terms hereof, but in no event greater than thirty (30) days following the final Conversion Date on which the last of the Shares issued and sold in the Initial Closing have been converted into Common Stock.

2. Except as otherwise expressly provided in this First Amendment, all provisions of the Agreement are hereby ratified and agreed to be in full force and effect, and are incorporated herein by reference. This First Amendment may be executed in separate counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

8. This First Amendment and the Agreement constitute the entire agreement between the parties with respect to the subject matter hereof, and supersede all prior written agreements and negotiations and oral understandings, if any, with respect to such subject matter.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

NanoViricides, Inc.

By:
Name:
Title:

Seaside 88, LP

By:	Seaside 88 Advisors, LLC

By:
Name: William J. Ritger Title: Manager